                                                     REGISTRATION NO. 333-24979



     As filed with the Securities and Exchange Commission on July 2, 1997

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                               __________________


                                 FORM S-3/A-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               __________________

                             AMERICAN BIOMED, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                        76-0136574
    (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                         Identification No.)

                          10077 GROGANS MILL ROAD #100
                          THE WOODLANDS, TEXAS  77380
                                 (281) 367-3895
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 STEVEN B. RASH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             AMERICAN BIOMED, INC.
                          10077 GROGANS MILL ROAD #100
                           THE WOODLANDS, TEXAS 77380
                                 (281) 367-3895
 (Name, address and telephone number, including area code, of agent for service)

                                With copies to:

                            PORTER & HEDGES, L.L.P.
                                 700 LOUISIANA
                           HOUSTON, TEXAS 77002-2764
                                 (713) 226-0600
                             ATTN.: ROBERT G. REEDY

Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, please check the following box.   [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    [ ]

                        CALCULATION OF REGISTRATION FEE


=============================================================================================================
                                                     Proposed Maximum        Proposed
     Title of Each Class of            Shares            Offering        Maximum Aggregate       Amount of
   Securities to be Registered    to be Registered   Price Per Share      Offering Price     Registration Fee
-------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.001
 per share . . . . . . . . . . .         415,123           $1.0625(1)      $  441,069           $  134
-------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.001
 per share(2)  . . . . . . . . .         210,000           $1.0625(1)      $  223,125           $   68
-------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.001
 per share(3)  . . . . . . . . .          12,000           $1.0625(1)      $   12,750           $    4
-------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.001
 per share(4)  . . . . . . . . .       5,000,000           $1.0625(1)      $5,312,500           $1,610
-------------------------------------------------------------------------------------------------------------
Common  Stock, par value $.001
 per share . . . . . . . . . . .          11,000           $ .71875(6)     $    7,907           $    3
-------------------------------------------------------------------------------------------------------------
Common  Stock, par value $.001
 per share (5) . . . . . . . . .         450,000           $ .71875(6)     $   323,438          $   98
-------------------------------------------------------------------------------------------------------------
         TOTAL                         6,098,123               ---         $ 6,330,789          $1,917(7)
=============================================================================================================



(1) Pursuant to Rule 457(c), the registration fee for these shares is calculated based upon the average of the bid and asked price per share of the Common Stock reported by the NASD's OTC Bulletin Board(R) on April 9, 1997, or $1.0625 per share.

(2) Issuable upon exercise of options evidencing the right to purchase shares of Common Stock.

(3) Issuable upon exercise of warrants evidencing the right to purchase shares of Common Stock.
(4) Issuable upon conversion of shares of the Company's 1996 Series C Convertible Preferred Stock.


(5) Issuable upon conversion of the Company's 1996 Series B Convertible Preferred Stock.



(6) Pursuant to Rule 457(c), the registration fee for these shares is calculated based upon the average of the bid and asked price per share of the Common Stock reported by NASD's OTC Bulletin Board(R) on
         July 1, 1997 or $0.71875 per share.



(7) Pursuant to this amendment the registrant has additional fees due of $101. Fees of $1,816 was paid upon the initial filing of the Registration Statement.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         PURSUANT TO THE PROVISIONS OF RULE 429 OF THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO 2,758,695 OF COMMON STOCK COVERED BY THE REGISTRANT'S STATEMENT ON FORM S-3 (REG. NO. 333-03903). THE REGISTRATION FEES WITH RESPECT THERETO WERE PREVIOUSLY PAID.

                             AMERICAN BIOMED, INC.

                      ____________________________________

                             CROSS-REFERENCE SHEET

                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

                      ____________________________________

 ITEM            FORM S-3 ITEM AND CAPTION                              LOCATION IN PROSPECTUS
 ----            -------------------------                              ----------------------
   1.     Forepart of the Registration Statement and
          Outside Front Cover Page of Prospectus . . .     Facing Page; Outside Front Cover Page of Prospectus

   2.     Inside Front and Outside Back Cover Pages
          of Prospectus. . . . . . . . . . . . . . . .     Inside Front Cover Page; Outside Back Cover Page
   3.     Summary Information, Risk Factors and
          Ratio of Earnings to Fixed Charges . . . . .     The Company; Risk Factors

   4.     Use of Proceeds  . . . . . . . . . . . . . .     Not Applicable

   5.     Determination of Offering Price  . . . . . .     Not Applicable

   6.     Dilution . . . . . . . . . . . . . . . . . .     Not Applicable
   7.     Selling Security Holders . . . . . . . . . .     Selling Security Holders

   8.     Plan of Distribution . . . . . . . . . . . .     Outside Front Cover Page; Plan of Distribution

   9.     Description of Securities to be Registered .     Not Applicable

   10.    Interests of Named Experts and Counsel . . .     Legal Matters
   11.    Material Changes . . . . . . . . . . . . . .     Not Applicable

   12.    Incorporation of Certain Information
          By Reference . . . . . . . . . . . . . . . .     Documents Incorporated by Reference

   13.    Disclosure of Commission Position
          On Indemnification for Securities Act
          Liabilities. . . . . . . . . . . . . . . . .     Not Applicable

                                                                      PROSPECTUS




                               8,856,818 SHARES


                             AMERICAN BIOMED, INC.

                                  COMMON STOCK
                               ($.001 PAR VALUE)

                                _______________



         This prospectus relates to 8,856,818 shares of common stock, par value $.001 per share (the "Common Stock"), of American BioMed Inc., a Delaware corporation (the "Company"), which may be offered and sold from time to time by security holders of the Company (the "Selling Security Holders"). Of the total number of shares offered hereby, 1,436,250 are issuable upon the exercise of options and warrants to acquire Common Stock, 5,000,000 are issuable upon conversion of shares of the Company's 1996 Series C Preferred Convertible Stock, 450,000 are issuable upon conversion of shares of the Company's 1996 Series B Preferred Convertible Stock, and 1,970,568 are currently outstanding shares of the Company's Common Stock owned by certain security holders of the Company. See "Selling Security Holders." The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. However, if all of the options and warrants representing shares of Common Stock in this offering are exercised, the Company will receive aggregate proceeds therefrom of $635,825.



         The Company's Common Stock traded on the Nasdaq Small-Cap Market under the symbol "ABMI" from October 22, 1991 through October 13, 1994. Currently, the Company's Common Stock is traded in the over-the-counter market on the NASD's OTC Bulletin Board.(R) On July 1, 1997, the closing bid and asked prices for the Company's stock were, respectively, $.6875 and $0.75 per share.


         The Common Stock may be offered by the Selling Security Holders from time to time in transactions on the NASD's OTC Bulletin Board(R) , in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Common Stock to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or the purchasers of the Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Security Holders" and "Plan of Distribution."

         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                              ____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                              ____________________



                 The date of this Prospectus is July 2, 1997

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, the Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants who file electronically with the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE


         The Company hereby incorporates by reference in this Prospectus (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and (iii) the description of the Company's Common Stock contained in the Company's Form 8-A, dated October 11, 1991, including any amendments or reports filed for the purpose of updating such description. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996 are hereby incorporated herein by reference.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. All such requests should be directed to American BioMed, Inc., 10077 Grogans Mill Road #100, The Woodlands, Texas 77380,
Attention: Steven B. Rash, telephone number (281) 367-3895.

                                  THE COMPANY

         American BioMed, Inc., a Delaware corporation (the "Company"), is engaged in the development, manufacture and marketing of medical, surgical and diagnostic devices. The Company's primary technology is directed at interventional cardiology, endovascular surgery and minimally invasive surgical devices. The principal products are atherectomy catheters, stents, clot filters and drug delivery catheter systems. The Company's primary business strategy is to design and develop minimally invasive medical devices to treat atherosclerotic disease. The Company holds patents and/or proprietary rights on several devices designed to facilitate the flow of blood through blood vessels and to eliminate or minimize the buildup of plaque within vessels or other synthetic implanted vessel devices.

         The Company's executive offices are located at 10077 Grogans Mill Road #100, The Woodlands, Texas 77380, and its telephone number is (281) 367-3895.

                                  RISK FACTORS

         In evaluating the Company and its business, prospective investors should carefully consider all of the information set forth in this Prospectus and should give particular attention to the following risk factors.


DEVELOPMENT STAGE COMPANY; HISTORY OF LOSSES; QUALIFICATION OF INDEPENDENT ACCOUNTANT'S OPINION



         The Company is in the development stage and devotes substantially all of its efforts to financial planning, raising capital, research and development and developing markets for its products. The Company's cash requirements have heretofore significantly exceeded its resources due to its expenditures related to research and development, obtaining regulatory approvals, obtaining and maintaining manufacturing and distribution arrangements, acquisitions and product introductions. Consequently, the Company has incurred a cumulative loss of $25,019,315 since its inception and had working capital of $1,600,540 at March 31, 1997. The Company expects to continue to incur operating losses until such time as it derives meaningful revenues from the sale of its products. There are problems, delays, expenses and difficulties typically encountered by companies in the development stage, many of which may be beyond the Company's control, such as unanticipated results of laboratory or clinical tests requiring changes in product design, changes in applicable government regulations or the interpretation thereof, market acceptance of the Company's products, and development of competing products by others. There can be no assurance that the Company will successfully complete the transition from a development stage company to profitability. Such ability is dependent upon, among other things, its ability to obtain additional working capital to develop, manufacture, and market its products and the success of future operations. The Company's independent accountants have included an explanatory paragraph in their report on the Company's financial statements at December 31, 1996, as to the uncertainty relating to the Company's ability to continue as a going concern.



IMPACT OF GOVERNMENTAL REGULATION AND NEED FOR FDA APPROVAL


         The Company's products, development activities and manufacturing processes are subject to extensive and rigorous regulation by the United States Food and Drug Administration (the "FDA") pursuant to the Federal Food, Drug, and Cosmetic Act (the "FDA Act"), by comparable agencies in foreign countries, and by state regulatory agencies. Under the FDA Act, medical devices must receive FDA clearance before they can be commercially marketed in the United States. The process of obtaining marketing clearance from the FDA for new products can take a number of years and require the expenditure of substantial resources, and may involve rigorous pre-clinical and clinical testing. The time required for completing such testing and obtaining FDA clearance is uncertain, and there is no assurance that the Company will have sufficient resources to complete the required testing and regulatory review process, that such clearances will be granted, or that FDA review will not involve delays that will adversely affect the Company's ability to commercialize additional products. Delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA review of each submitted application. Similar delays may also be encountered in other countries. Even if regulatory approvals to market a product are obtained from the FDA, these approvals may entail limitations on the indicated uses of the product. In addition, as can be expected with any investigational device, modifications will be made to the Company's products to enhance their functionality and performance based upon new data and design review. There can be no assurance that the FDA will not request additional information relating to product improvements, that any such improvements will not require further regulatory review thereby delaying the testing, approval and commercialization of the Company's development products, or that ultimately any such improvements will receive FDA clearance. Product approvals by the FDA can also be withdrawn due to failure to comply with regulatory standards or the occurrence of unforseen problems following initial approval. Later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, delays or suspensions of regulatory clearances, seizures or recalls of products, operating restrictions and criminal prosecution, and could have a material adverse effect on the Company. FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company.

         FDA regulations also require manufacturers of medical devices to adhere to certain "Good Manufacturing Practices" ("GMP"), which include testing, quality control and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and will be monitored through periodic inspections by the FDA. Following the inspection of the Company's Cathlab Corporation ("Cathlab") manufacturing facility in May 1996, the FDA advised the Company that it is in compliance with the applicable requirements of the FDA Act and implementing regulations. Failure of the Company or its manufacturers to adhere to GMP could delay production of the Company's products, which could in turn have a material adverse effect on the Company's financial position, results of operations and cash flows.

POSSIBLE DEFAULT ON ABERLYN AGREEMENTS

         In December 1992, the Company and Aberlyn Capital Management Limited Partnership ("Aberlyn") entered into a Patent Assignment and License Agreement pursuant to which the Company assigned all Cathlab patents to Aberlyn in consideration of payment to the Company of $500,000. The patents were exclusively licensed back to the Company for three years, after which Aberlyn was obligated to reassign the patents to the Company for additional consideration. Furthermore, in January 1993 the Company and Aberlyn entered into a three-year Master Lease Agreement, pursuant to which the Company could request Aberlyn to purchase equipment for up to $1,000,000 and lease it back to the Company. During 1993, two draws were made against the Master Lease Agreement, one in the amount of $205,000 against Cathlab equipment and another in the amount of $100,000 against equipment at the Company's Woodlands facility.

          In 1994, the Master Lease Agreement, as well as the Patent Assignment and License Agreement, were renegotiated to require semi-annual rather than monthly payments. The Company did not make payments when due and Aberlyn demanded payment in full. On May 28, 1996, Aberlyn and the Company agreed to restructure these obligations, which agreement was approved by the Board of Directors on July 17, 1996. The agreement requires payments to Aberlyn to be
made over a twenty-four month period commencing June 1, 1996.   If the Company
fails to make timely payments, Aberlyn may assert that the Company has defaulted on the Patent Assignment and License Agreement and Master Lease Agreement, which are collateralized by certain assets of the Company. The loss of these assets could have a material adverse effect on the Company's financial position, results of operations and cash flows.

POSSIBILITY OF UNSUCCESSFUL NEW PRODUCT DEVELOPMENT; RELIANCE ON PRODUCTS UNDER DEVELOPMENT

         Three of the Company's primary development products, the OmniCath(R), the OmniStent(TM), and the Evert-O-Cath(TM), are under development in several different versions. Commercial introduction of the OmniCath(R) can only commence upon completion of human clinical trials and receipt of regulatory approval. In 1995, the Company received FDA approval to begin Phase II clinical trials of the OmniCath(R) for peripheral use. Phase II clinical trials commenced August 1, 1996, and the Company is awaiting approval from the Canadian government to conduct human clinical trials for coronary use in Canada. The Company has not completed the approval process with respect to the OmniStent(TM), but expects to initiate European clinical trials for this product in 1997. The Company received FDA approval of a version of the Evert-O-Cath(TM) for non-coronary use and is evaluating the market potential for this product while also seeking regulatory approval of a version of the Evert-O-Cath(TM) for non-coronary use with more advanced features. There can be no assurance that FDA approval of marketable products will be obtained on a timely basis, if at all. The success of the OmniCath(R), the OmniStent(TM), and the Evert-O-Cath(TM), if and when commercially introduced, will depend upon acceptance by the medical community, which cannot be assured. Finally, there can be no assurance that the products, if sold, will generate the level of profits anticipated. In the event commercialization or development of the OmniCath(R), the OmniStent(TM), and/or the Evert-O-Cath(TM) is delayed or those product lines do not achieve market acceptance, there may be a material adverse effect on the Company's financial position, results of operations and cash flows.


ABILITY TO SECURE ADVANTAGEOUS CORPORATE PARTNERSHIPS


         The Company's strategy for research, development, and commercialization of certain of its products may require the Company to enter into collaborative arrangements with corporate partners. There can be no assurance that the Company will be able to attract such corporate partners or that the Company will be able to negotiate such partnerships on acceptable terms. Further, reliance on collaborations with others may adversely affect the Company's profitability. Although the Company believes its collaborators will have an economic motivation to perform their contractual obligations under any arrangements with the Company, the time and amount of resources they devote to these activities will not be within the control of the Company and may be affected by such collaborators' financial condition or other difficulties. There can be no assurance that such parties will perform their obligations as expected, or that the Company will generate any revenues from these agreements. In addition, there can be no assurance that any such corporate partners will not pursue alternative technologies to develop products similar to those being developed by the Company.


RAPIDITY OF TECHNOLOGICAL CHANGE


         The medical device industry is characterized by extensive research and development and rapid technological change. Development by others of new or improved products, processes or technologies may make the Company's products or proposed products obsolete or less competitive. The Company will be required to devote continued efforts and financial resources to bring its development products to market, enhance its existing products and develop new products for the medical marketplace.

HIGHLY COMPETITIVE INDUSTRY

         Competition in the biomedical industry is intense. Many of the Company's products compete directly with similar products sold by a number of companies. There can be no assurance that these products will be able to maintain a sizable market share, if any. There are many companies and academic institutions that are capable of developing products of similar design, and that have developed and are capable of developing products based on other technologies, including lasers, drug-based therapies and thermal systems, that are or may be competitive with the Company's current and proposed products. Many of these companies and academic institutions are well-established, have substantially greater financial and other resources than the Company, and have established reputations for success in the development, sale and service of products. These companies and academic institutions may succeed in developing competing products that are more effective than those of the Company or that receive FDA approval more quickly than the Company's products. The Company's ability to compete will be dependent upon its ability to get products approved by regulatory authorities and introduced to the market, including the arrangement of a distribution network, and to provide products with advanced performance features, none of which can be assured.


UNCERTAINTY OF MARKET ACCEPTANCE OF COMPANY'S PRODUCTS


           As with any new medical technology, there is substantial risk that the marketplace may not accept or be receptive to the potential benefits of the Company's products. Achieving market acceptance for the Company's products will require substantial marketing efforts and the expenditure of significant funds to inform potential customers, including third-party distributors, of the distinctive characteristics and benefits of these products. There can be no assurance that the Company's current and proposed products will be accepted by the medical community or that any of the Company's current or proposed products will be able to compete effectively against current and alternative treatments.

LIMITED MARKETING EXPERIENCE; DEPENDENCE ON THIRD PARTY DISTRIBUTORS

         The Company sells and intends to sell its products primarily through third-party distributors and may, on a limited basis, sell products independently. The Company is, and will be, substantially dependent on its arrangements with distributors to generate product revenues, and there can be no assurance that the Company will be able to obtain satisfactory arrangements with distributors, or that the Company will realize substantial revenues from sales by distributors. The loss of any of its major distributors, in the absence of substantially similar replacement arrangements, could have a material adverse effect on the ability of the Company to introduce and sell products and to move beyond the development stage. In the event that the Company determines that its distribution arrangements are unsatisfactory, or is unable to obtain satisfactory distribution arrangements for any product in any geographic area, unless prohibited by existing distribution arrangements, the Company may attempt to distribute products in that geographic area independently. Inasmuch as the Company has limited marketing experience and has limited financial and other resources to undertake extensive independent marketing activities, there can be no assurance that the Company will be able to market, products successfully.

LIMITED MANUFACTURING EXPERIENCE

         The Company currently manufactures the OmniCath(R) for human clinical trials. The Company has no experience manufacturing this product in commercial quantities and there can be no assurance that the Company will be able to manufacture it on a cost-effective basis. Failure to meet production requirements could have a material adverse impact on the ability of the Company to achieve market acceptance of its products. The Company's inability to maintain its current manufacturing arrangements, or obtain other necessary manufacturing arrangements on acceptable terms, could have a material adverse effect on the Company's commercialization of its products.

RELIANCE AND LIMITATIONS ON THIRD PARTY REIMBURSEMENT

         The Company's products are purchased by hospitals, physicians, and other health care providers, which bill various third-party payors, such as government health programs, private health insurance plans, managed care organizations and other similar programs, for the health care goods and services provided to their patients. Payors may deny reimbursement if they determine that a product was not used in accordance with established payor protocol regarding cost-effective treatment methods, or was used for an unapproved treatment. Increasingly, third-party payors are also contesting the prices charged for medical products and services and, in some instances, have put pressure on medical device suppliers to lower their prices. There is no assurance that reimbursement for the Company's products will be available or, if available, that payors' reimbursement levels will not adversely affect the Company's ability to sell its products on a profitable basis. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors and changes in third-party payors' policies towards reimbursement for procedures using the Company's products, could have a material adverse effect on the Company's financial position, results of operations and cash flows.


POSSIBLE IMPACT OF PROPOSED HEALTH CARE REFORM


         The cost of health care has risen significantly over the past decade, and there have been and may continue to be proposals by legislators, regulators and third-party payors to curb these costs. Health care reform is an area of increasing national attention and a priority of many governmental officials. Certain reform proposals, if adopted, could impose limitations on the prices the Company will be able to charge in the United States for its diagnostic products and any therapeutic products, or the amount of reimbursement available for the Company's products from governmental agencies or third-party payors.

DEPENDENCE ON PATENTS AND PROTECTION OF PROPRIETARY INFORMATION

         The medical device industry traditionally has placed considerable importance on obtaining and maintaining patents and trade secret protection for significant new technologies, products and processes; the Company's ability to compete effectively with other companies is materially dependent upon the proprietary nature of its technologies. The Company pursues a policy of generally obtaining patent protection in both the United States and abroad for patentable subject matter in its proprietary devices. Currently, the Company owns several United States patents and has United States and international patent applications pending with respect to the OmniCath(R), OmniStent(TM), Evert-O-Cath(TM), and cardiac-assist pumps under development by the Company. There can be no assurance that any pending or future patent applications will result in issued patents, or that any current or future patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage to the Company. The invalidation of key patents or proprietary rights owned by the Company could have an adverse effect on the Company's financial position, results of operations and cash flows.

         The patent position of medical device firms generally is highly uncertain and involves complex legal and factual questions. There has not emerged any consistent policy regarding the breadth of claims allowed in medical device patents. Accordingly, there can be no assurance that patent applications relating to the Company's products or technology will afford protection against competitors with similar technology. In addition, companies that obtain patents for products or processes that are necessary for or useful to the development of the Company's products may bring legal actions against the Company claiming infringement. In recent years, it has been common for companies in the medical device field to aggressively challenge the rights of other companies to develop and sell competitive devices. Differences in catheter devices can be very small and there has been substantial litigation by established companies to prevent the marketing of new devices. Regardless of the outcome, any future litigation could result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. There can be no assurance that the Company will have the financial resources necessary to enforce any patent rights it may hold. Although the Company is not aware of any claim that it infringes or will infringe any existing patent, in the event that in the future the Company is unsuccessful in defending against a claim of infringement, it may be required to obtain licenses to patents or to other proprietary technology in order to develop, manufacture or market its products. There can be no assurance that the Company will be able to obtain licenses on commercially reasonable terms or that the patents underlying the licenses will be valid and enforceable. In the event the Company's right to market any of its products were to be successfully challenged, the Company's financial position, results of operations and cash flows could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

         The success of the Company largely will be dependent on the efforts of Steven B. Rash, the Company's President and Chief Executive Officer. Although the Company has entered into an employment agreement with Mr. Rash, the loss of his services would have a material adverse effect on the Company's financial position, results of operations and cash flows. The success of the Company also is dependent upon its ability to retain its operating, marketing, technical and financial personnel. The competition for qualified personnel in the medical device industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel.

EXPOSURE TO PRODUCT LIABILITY CLAIMS

         The medical device industry historically has been very litigious, and the manufacture and sale of the Company's products inherently entails a risk of product liability claims. As a supplier of products which may be used in medical diagnosis or treatment, the Company will face the risk of exposure to product liability claims in the event that the end use of its products results in unanticipated adverse effects. The Company currently carries liability insurance in the amount of $2.0 million relating to general commercial liability, including products and completed operations. However, no assurance can be given that the Company will acquire such insurance, that adequate insurance coverage will be available at a reasonable cost, or that a product liability claim would not have a material adverse effect on the financial position, results of operations and cash flows of the Company. In addition, the costs of defending or settling a product liability action and the negative publicity arising therefrom, could have a material adverse impact on the Company, even if the Company were ultimately to prevail. Furthermore, in the event problems arise with the Company's products after commercial introduction, the Company might be required to recall the defective products.
In that event, the costs and potential liability to the Company could be significant and might have a material adverse effect on the Company's financial position, results of operations and cash flows.

RISKS OF INTERNATIONAL TRANSACTIONS

         The Company has arrangements with several foreign distributors to distribute products in Europe, Southeast Asia, the Far East, Central America and South America. International transactions subject the Company to several potential risks, including fluctuating exchange rates (to the extent the Company's transactions are not in U.S. dollars), regulation of fund transfers by foreign governments, United States and foreign export and import duties and tariffs and political instability. There can be no assurance that any of the foregoing will not have a material adverse effect on the Company's financial position, results of operations and cash flows.

BUSINESS EXPANSION AND COMPANY ACQUISITIONS

         Since the closing of the Company's initial public offering in October 1991 (the "1991 Offering"), the Company has expanded its business and activities through the stock acquisition of Freedom Machine, Inc. ("FMI") and Cathlab, and the purchase of rights to certain technology from VMS Medical, Inc. ("VMS"). Further, the Company has entered into agreements to become the distributor of products developed by others. The Company views this expansion as complementary to its OmniCath(R) and Evert-O-Cath(TM) development efforts and as a possible opportunity to generate sales. There can be no assurance that the Company's acquisitions and expanded activities will prove successful, that acquired or distributed products will prove complementary to the Company's business, that the Company will generate sales or profits from these activities or from any of its acquired companies or assets, or that such acquisitions and activities will not overtax the Company's limited management, financial and other resources and slow or prevent the Company from achieving its research and development goals.

DELISTING OF SECURITIES FROM NASDAQ

          The National Association of Securities Dealers, Inc. ("NASD") has adopted rules which impose stringent criteria for continued listing of securities on the NASDAQ Small-Cap Market. Under these rules, in order to maintain the listing of its securities on the NASDAQ Small-Cap Market, a company must have, among other things, total assets of $2 million, capital and surplus of $1 million and, in certain circumstances, a minimum bid price for its common stock of $1.00 per share. The Company's Common Stock traded on the NASDAQ Small-Cap Market under the symbol "ABMI" from October 22, 1991 through October 13, 1994. On October 13, 1994, the Company was delisted from NASDAQ because the Company did not meet the required $1 million in equity as of June
30, 1994.   Trading in the Company's stock is presently conducted in the over-the-counter market on the NASD's OTC Bulletin Board(TM). As a consequence of such delisting, investors may find it comparatively more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities than when the Common Stock was traded on the NASDAQ Small-Cap Market. In addition, the delisting may prove detrimental to the amount of news coverage the Company receives, and information relating to the Company may be comparatively more difficult to obtain than when the Common Stock was traded on the NASDAQ Small-Cap Market. This in turn could result in a decline in the market for the Company's securities and make it more difficult for the Company to obtain additional financing. No assurance can be given that the Company will be eligible at some future date for the relisting of its Common Stock on the NASDAQ Small-Cap Market.

         In addition, because the Company's securities are not quoted on the NASDAQ Small-Cap Market and the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and nonexchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.


POSSIBLE EFFECT OF PENNY STOCK REGULATIONS ON MARKET LIQUIDITY OF COMMON STOCK



         The Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the NASDAQ Small-Cap Market and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such an issuer has been in operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.


         The Company's Common Stock currently falls within the definition of a penny stock and this may have impaired the market liquidity for the Company's securities, given that regulations on penny stocks may limit the ability of broker/dealers to sell the Company's securities, and thus limit the ability of purchasers of the Company's securities to sell their securities in the secondary market.

OUTSTANDING OPTIONS AND WARRANTS

         As of December 31, 1996, the Company had outstanding stock options to purchase 2,737,976 shares of its Common Stock and outstanding warrants to purchase 5,810,549 shares of its Common Stock, which options and warrants are exercisable over the next several years at prices ranging from $.001 to $7.50. The holders of certain of such options and warrants therefore have an opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interests of the other stockholders. Further, the terms on which the Company may obtain additional financing during the next several years may be adversely affected by the existence of such options and warrants. The holders of the options and warrants are likely to exercise them at a time when the Company would otherwise be able to obtain additional capital through an equity financing on terms more favorable than those provided by the options and warrants.

AUTHORIZATION OF PREFERRED STOCK

         The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The issuance of preferred stock with anti-takeover measures could have a depressive effect on the market price of the Company's Common Stock and could discourage hostile bids in which stockholders may receive premiums for their shares. At present, 1,390 shares of Series A Preferred Convertible Stock (the "Series A"), 1,500 shares of Series B Preferred Convertible Stock (the "Series B"), and 125 shares of Series C Preferred Convertible Stock (the "Series C") are outstanding. Each share of Series A is convertible at any time at the option of the holder thereof into such number of shares of Common Stock as is equal to $1,000 divided by the lesser of (i) $.24 or (ii) 80% of the average of the closing bid price of the Common Stock for the five consecutive days ending two days prior to the date the election to convert is made; provided, however, that a holder of Series A may not elect to convert its shares of Series A into Common Stock to the extent that the amount of shares of Common Stock beneficially held by such holder at the time of the conversion election, in addition to the number of shares of Common Stock issuable to the holder upon such election, exceeds 4.9% of the then-outstanding amount of Common Stock. The Series B is convertible at any time at the option of the holders thereof into a number of shares of Common Stock based on a conversion price that is equal to the lesser of (i) $1.40 per share and (ii) between 70% and 86% (depending on the length of time since the closing date of the Series B issuance) of the average of the market price for the five consecutive days prior to the date the election to convert is made, provided, however, that a holder of Series B is subject to the same 4.9% beneficial ownership limit referenced above as is a holder of Series A. The Series C is convertible at any time on or after July 22, 1997 at the option of the holders thereof into a number of shares of Common Stock based on a conversion price that is equal to the lesser of (i) $1.75 (subject to adjustment if there is a lock-up in effect on the ability of the holders of the Series C to convert) and (ii) the average of the closing bid price for the Common Stock for the five consecutive trading days immediately preceding the date the election to convert is made. The conversion ratio for each of Series A, B and C is subject to adjustment from time to time upon the occurrence of stock splits, reverse stock splits, and similar events. The Series A, B and C are presently convertible, in the aggregate, into approximately 5,792,000 (subject to the 4.9% beneficial ownership limit), 386,000 (subject to the 4.9% beneficial ownership limit), and 2,486,000 shares of Common Stock, respectively, but such conversion amounts may be significantly larger depending on the market price of the Common Stock. Should the market price of the Common Stock decrease, the amount of shares of Common Stock issuable upon conversion of the Series A, B and C will correspondingly increase. In addition, the maximum number of shares of Common Stock issuable in any thirty-day period upon conversion of the Series B is currently limited to 25% of the amount that would otherwise be issuable. This condition is in effect so long as the average of the market price of the Common Stock is less than $1.40 per share for the five consecutive days prior to the date the election to convert is made. However, should the average market price exceed $1.40 for the five days prior to the conversion election, the number of shares of Common Stock issuable upon conversion of the Series B will not be subject to the volume limitation described above. At present, if the volume limitation is not taken into consideration, the Series B would be convertible, in the aggregate, into approximately 1,904,000 shares of Common Stock. Purchasers of Common Stock may therefore experience substantial dilution of their investment in the event that the holders of Series A, B, or C elect to convert their holdings of Preferred Stock into shares of Common Stock.
Moreover, the holders of each of the Series A, B and C are entitled to certain demand and piggyback registration rights with respect to the resale of the entire amount of shares of Common Stock issuable upon conversion thereof. Sales of significant amounts of Common Stock in the public market could adversely affect the prevailing market price of the Company's Common Stock.

NO CASH DIVIDENDS

         The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. It is anticipated that any earnings that may be generated from the Company's operations will be used to finance the Company's growth.

POSSIBLE VOLATILITY OF SECURITIES PRICES

         The market price of the Company's securities may be highly volatile, as has been the case with the securities of other companies engaged in high technology research and development. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments, or disputes relating to patents or proprietary rights may have a significant impact on the market price of the Company's securities.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

         The statements contained in all parts of this document regarding future business activities, products and product developments, financial performance, future regulatory approvals, business strategies, market acceptance, business arrangements, and results and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, those relating to: (i) the Company's business strategy; (ii) the intention to contract with other organizations for the research, development and, if applicable, registration of product candidates, and to seek joint development or licensing arrangements; (iii) the research or development of particular products or technologies; (iv) anticipated results of such development activities and related clinical trials or of required regulatory approvals; and (v) the reliance on collaborative partners for development, regulatory or marketing activities. Many important factors affect the Company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to: (i) obtain substantial additional funds; (ii) obtain and maintain all necessary patents or licenses; (iii) demonstrate the safety and efficacy of product approvals; (v) produce product candidates in commercial quantities at reasonable costs; (vi) compete successfully against other products; and (vii) market products in a profitable manner. As a result, there also can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                            SELLING SECURITY HOLDERS

         The following table sets forth the name of each Selling Security Holder and the number of shares of Common Stock being offered by each Selling Security Holder. The shares of Common Stock being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or a portion of the shares for resale from time to time. See "Plan of Distribution."


                                                  Amount                          Amount       Percentage
                                               Beneficially                     Beneficially   Beneficially
                                                  Owned                            Owned         Owned
                                                 Prior to         Amount         Following     Following
Name                                             Offering         Offered        Offering      Offering(1)
----                                             --------         -------        --------      --------
Aberlyn Holding Company, Inc. . . . . . . . .      636,774         115,000         521,774         3.7%
Ailouros Ltd. . . . . . . . . . . . . . . . .      200,000         200,000(9)        ---           ---
ACT Medical . . . . . . . . . . . . . . . . .       46,625          46,625           ---           ---
Aguren & Schorr, P.C. . . . . . . . . . . . .        8,300           8,300           ---           ---
Dr. Samuel S. Ahn . . . . . . . . . . . . . .      182,500          82,500(2)      100,000          *
Allison Street, 1981 Minors Trust . . . . . .        5,000           5,000           ---           ---
Amalgam Capital . . . . . . . . . . . . . . .      163,750         163,750(3)        ---           ---
James Bertocchio  . . . . . . . . . . . . . .       25,000          25,000(4)        ---           ---
L.D. Blackwell  . . . . . . . . . . . . . . .      175,000         175,000           ---           ---
Charles R. Bosco  . . . . . . . . . . . . . .      100,000         100,000(4)        ---           ---
George M. Britton . . . . . . . . . . . . . .      125,000         125,000           ---           ---
John R. Browne  . . . . . . . . . . . . . . .       51,667          51,667           ---           ---
Norman Bruns  . . . . . . . . . . . . . . . .       50,818          49,000           1,818          *
Dr. Larry J. Buckel . . . . . . . . . . . . .       31,000          31,000           ---           ---
Louis T. Buonocore  . . . . . . . . . . . . .       24,000          24,000           ---           ---
Cassie & Associates . . . . . . . . . . . . .       26,000          26,000           ---           ---
Chapin Interests  . . . . . . . . . . . . . .        7,333           7,333           ---           ---
Dr. Andrew Common . . . . . . . . . . . . . .        5,000           5,000           ---           ---
Conley, Rose & Tayon  . . . . . . . . . . . .       40,000          40,000           ---           ---
Christ Demos  . . . . . . . . . . . . . . . .       50,000          50,000(4)        ---           ---

                                                   Amount                          Amount       Percentage
                                                Beneficially                     Beneficially  Beneficially
                                                   Owned                            Owned         Owned
                                                  Prior to         Amount         Following     Following
 Name                                             Offering         Offered        Offering      Offering(1)
 ----                                             --------         -------        --------      --------
Corporate Communications  . . . . . . . . . .       25,800          25,800(5)        ---           ---
Richard J. Domerq . . . . . . . . . . . . . .      220,000         220,000(4)        ---           ---
Endotec, Inc. . . . . . . . . . . . . . . . .       40,000          40,000           ---           ---
Erin Street, 1981 Minors Trust  . . . . . . .        5,000           5,000           ---           ---
Richard Feldman . . . . . . . . . . . . . . .      102,500         102,500(4)        ---           ---
Frederick & Company . . . . . . . . . . . . .          959             959           ---           ---
Duane Gengler . . . . . . . . . . . . . . . .       87,500          87,500(4)        ---           ---
Gibbs and Runyan  . . . . . . . . . . . . . .       12,000          12,000           ---           ---
Dan Hallman . . . . . . . . . . . . . . . . .       47,857          18,000         29,857            *
Heatmax . . . . . . . . . . . . . . . . . . .       65,000          65,000           ---           ---
Joyce Heinrich  . . . . . . . . . . . . . . .        3,500           3,500           ---           ---
Charles Horrell . . . . . . . . . . . . . . .       22,909          20,000          2,909            *
Harrell Huff  . . . . . . . . . . . . . . . .       90,000          90,000(7)        ---           ---
Stanley J. Hydrisko . . . . . . . . . . . . .        2,000           1,000          1,000            *
Joseph J. Janecka, Jr.  . . . . . . . . . . .        7,000           7,000           ---           ---
Betty Janitz  . . . . . . . . . . . . . . . .       25,000          25,000(4)        ---           ---
P.E. & Mary Helen Jones . . . . . . . . . . .       25,000          25,000(4)        ---           ---
Herbert  L. Kalman  . . . . . . . . . . . . .      275,000         275,000(6)        ---           ---
Penny Koenig  . . . . . . . . . . . . . . . .       90,000          90,000(7)        ---           ---
John N. Koroyanis . . . . . . . . . . . . . .       25,000          25,000(4)        ---           ---
Chris Liakouras . . . . . . . . . . . . . . .       25,000          25,000(4)        ---           ---
Lyons Community Property Trust  . . . . . . .      213,000         213,000           ---           ---
Medi-Sharp Inc. . . . . . . . . . . . . . . .       20,000          20,000           ---           ---
Nelson Partners . . . . . . . . . . . . . . .    5,000,000       5,000,000(8)        ---           ---
Nick A. Nichols, Jr.  . . . . . . . . . . . .       20,000          20,000           ---           ---
Nitinol Devices Corp. . . . . . . . . . . . .        2,000           2,000           ---           ---
Nixon & Vanderhye, P.C.   . . . . . . . . . .        6,200           6,200           ---           ---
Novel Biomedical  . . . . . . . . . . . . . .       15,500          15,500           ---           ---
Oral M. Bertocchio Trust UTD 10/88  . . . . .       90,000          90,000(7)        ---           ---
Otato Limited Partnership . . . . . . . . . .      250,000         250,000(9)        ---           ---
OTC Communications  . . . . . . . . . . . . .      106,000         106,000           ---           ---
Paul F. Barnhart Special  . . . . . . . . . .       51,667          51,667           ---           ---
Joe Pigford . . . . . . . . . . . . . . . . .       25,000          25,000           ---           ---
Porter & Hedges, L.L.P. . . . . . . . . . . .       30,000          30,000           ---           ---
Charles Robertson . . . . . . . . . . . . . .       40,000          35,000          5,000            *
Phillip R. Rose . . . . . . . . . . . . . . .      137,500         137,500(4)        ---           ---
Steven Rose . . . . . . . . . . . . . . . . .       25,000          25,000(4)        ---           ---
Rubin and Rudman  . . . . . . . . . . . . . .       25,000          25,000           ---           ---
San Benlo, Inc. . . . . . . . . . . . . . . .       13,200          13,200           ---           ---
ScienStaff, Inc.  . . . . . . . . . . . . . .        4,950           4,950           ---           ---
Scott Printing Corporation  . . . . . . . . .      116,145         116,145           ---           ---

                                                   Amount                          Amount       Percentage
                                                Beneficially                     Beneficially   Beneficially
                                                   Owned                            Owned         Owned
                                                  Prior to         Amount         Following     Following
 Name                                             Offering         Offered        Offering      Offering(1)
 ----                                             --------         -------        --------      --------
Smith & Schumacher  . . . . . . . . . . . . .        1,500           1,500           ---           ---
Pamela Street . . . . . . . . . . . . . . . .        5,000           5,000           ---           ---
Texas Heart Institute . . . . . . . . . . . .        8,500           8,500           ---           ---
Marshall Weinstein  . . . . . . . . . . . . .       25,000          25,000(4)        ---           ---
The Woodlands Corporation . . . . . . . . . .       23,000          23,000           ---           ---
The Woodlands Equity Partnership-89 . . . . .       52,500          52,500           ---           ---
Zanett Lombardier, Ltd. . . . . . . . . . . .       11,722          11,722           ---           ---
Zoetic, Inc.  . . . . . . . . . . . . . . . .       50,000          50,000(4)        ---           ---
                                                 ---------       ---------         -------         ---
                          TOTAL                  9,519,176       8,856,818         662,358         4.6%
-------------------------------------


(1) Assumes no sales are effected by the Selling Security Holder during the offering period other than pursuant to this Registration Statement.

(2) Of these shares, 60,000 may be acquired upon the exercise of an option to purchase Common Stock at an exercise price of $1.00 per share.

(3) Of these shares, (i) 12,000 may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $0.25 per share and (ii) 151,750 may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $0.40 per share.

(4) These shares may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $0.40 per share.

(5) Of these shares, 20,000 may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $0.50 per share.

(6) Of these shares, 150,000 may be acquired upon the exercise of an option to purchase Common Stock at an exercise price of $0.6875 per share.

(7) Of these shares, 40,000 may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $0.25 per share.

(8) These shares may be acquired upon the conversion of shares of the Company's 1997 Series C Convertible Preferred Stock (the "Series C Preferred"), which conversion is governed by the terms of the Certificate of Designations, Preferences and Rights of the Series C Preferred.


(9) These shares may be acquired upon the conversion of the Company's 1996 Series B Convertible Preferred Stock ("the Series B Preferred"), which conversion is governed by the terms of the Certificate of Designation, Preferences and Rights of the Series B Preferred.


*    Represents less than one percent.

     Except as set forth below, no Selling Security Holder has held any position or office, or has had any material relationship with, the Company or any of its affiliates within the past three years.

     Herbert L. Kalman served as director, Secretary and Treasurer of the Company from June 28, 1995 to November 22, 1996. In addition, he served as Vice President and Chief Financial Officer from March 1994 through October 1995; Phillip R. Rose and Steven Rose are related by marriage to Mr. Kalman; P.E. and Mary Helen Jones are related by marriage to David P. Summers, Ph.D., the Company's Chairman of the Board from January 1992 to November 22, 1996 and its Chief Scientific Officer from June 25, 1995 to June 15, 1996; Porter & Hedges, L.L.P. has represented the Company in various legal matters since 1992; Aberlyn Holding Company, Inc. is an affiliate of

Lawrence M. Hoffman, a director of the Company, its Vice President of Business Development from December 1991 to June 28, 1995 and interim Treasurer from March 28, 1995 to June 28, 1995; A large proportion of the remaining Selling Security Holders are past and/or present vendors of the Company who have accepted shares of Common Stock as payment for amounts owed to them by the Company.

                              PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Security Holders may sell Common Stock from time to time in transactions on the NASD's OTC Bulletin Board(R), in privately-negotiated transactions or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the shares offered hereby to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     The Selling Security Holders and any broker-dealers who act in connection with the sale of Common Stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has agreed to indemnify the Selling Security Holders and underwriters against certain liabilities, including certain liabilities under the Securities Act.

     With respect to the shares of Common Stock offered hereby which may be acquired upon the exercise of warrants (the "Warrant Shares"), each of the warrant holders, representing an aggregate of 1,226,250 shares of Common Stock, and the holder of options exercisable for 150,000 shares of Common Stock (the "Option Shares"), has agreed that the Company may voluntarily suspend the effectiveness of this registration statement for a limited time, not to exceed 120 days, if the Company has been advised by counsel or a managing underwriter involved in an offering by the Company that the offering of the Warrant Shares and Offering Shares pursuant to this registration statement would adversely affect, or would be improper in view of, a proposed financing, reorganization, recapitalization, merger, consolidation or similar transaction involving the Company.

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. However, if all of the warrants and options representing shares of Common Stock in this offering are exercised, the Company will receive aggregate proceeds therefrom of $635,825.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., of Houston, Texas.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996 and for the period from inception, September 4, 1984, to December 31, 1996, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph that refers to substantial doubt regarding the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.



                           ----------------------



                              TABLE OF CONTENTS
                                                            Page
                                                            ----
Available Information . . . . . . . . . . . . . . . . . .    2
Documents Incorporated by Reference . . . . . . . . . . .    3
The Company . . . . . . . . . . . . . . . . . . . . . . .    3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . .    3
Selling Security Holders  . . . . . . . . . . . . . . . .   10
Plan of Distribution  . . . . . . . . . . . . . . . . . .   13
Legal Matters . . . . . . . . . . . . . . . . . . . . . .   13
Experts . . . . . . . . . . . . . . . . . . . . . . . . .   13




================================================================================


================================================================================


                            AMERICAN BIOMED, INC.





                                COMMON STOCK











                               ---------------

                             P R O S P E C T U S

                               ---------------






                                JULY 2, 1997






================================================================================

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses payable by the Company in connection with the offering of the shares of Common Stock to be registered and offered hereby are as follows:


 SEC registration fee  . . . . . . . . . . . . . . . . . . . .      $ 1,917

 Legal fees and expenses . . . . . . . . . . . . . . . . . . .      $ 8,000

 Blue Sky fees and expenses (including legal expenses) . . . .      $   500

 Accounting fees and expenses  . . . . . . . . . . . . . . . .      $ 4,000

 Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . .      $ 1,000

 Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .      $15,417
                                                                    =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

                 In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matters as to which such person shall have been adjudged liable to the corporation, except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

                 The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

                 The Company's Certificate of Incorporation requires the Company to indemnify its directors and officers to the fullest extent permitted
by Section 145 of the Delaware General Corporation Law.   In addition, the
Company maintains directors' and officers' liability insurance.

ITEM 16.  EXHIBITS.

                 The following is a list of all the exhibits filed as part of the Registration Statement.

 EXHIBITS

         Number

          5.1   --    Opinion of Porter & Hedges, L.L.P., as to the
                      legality of the Common Stock.

         23.1   --    Consent of Coopers & Lybrand L.L.P.

         23.2   --    Consent of Porter & Hedges, L.L.P. (included in
                      Exhibit 5.1).

         24.1   --    Power of Attorney (included on the signature page to
                      this Registration Statement).

ITEM 17.  UNDERTAKINGS.

                 The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i)     To include any prospectus required by
                 section 10(a)(3) of the Securities Act;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly authorized amendment number 1 to this registration statement to be signed on its behalf by the undersigned, in the City of The Woodlands, State of Texas on July 2, 1997.



                                       AMERICAN BIOMED INC.


                                       By: /s/ STEVEN B. RASH
                                           -------------------------------------
                                           Steven B. Rash
                                           President and Chief Executive Officer




        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated on July 2, 1997.







            Signature                              Title
            ---------                              -----
 /s/ STEVEN B. RASH                    President, Chief Executive Officer and
 -----------------------------------   Chairman of the Board
 Steven B. Rash



               *                       Director
 -----------------------------------
 Claudio Guazzoni




               *                       Director
 -----------------------------------
 Lawrence M. Hoffman


               *                       Director
 -----------------------------------
 Richard S. Serbin

               *                       Controller, Chief Accounting Officer,
 -----------------------------------   Secretary and Treasurer
 Colene Stigler Blankinship

 * By /s/ STEVEN B. RASH
 -----------------------------------
 Steven B. Rash
 Attorney-In-Fact

                                 EXHIBIT INDEX


 Exhibit
 Number                             Description
-------                             -----------


  5.1 Opinion of Porter & Hedges, L.L.P., as to the legality of the Common Stock

 23.1        Consent of Coopers & Lybrand L.L.P.

 23.2        Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)

 24.1 Power of Attorney (included on the signature page of this Registration Statement)